                       SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:

                 Bankers Life Insurance Company of New York Separate Account 1

B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                 65 Froehlich Farm Boulevard
                 Woodbury, New York 11797

C.   Telephone Number (including area code):

                 (516) 364-5900

D.   Name and address of agent for service of process:

                 Margaret M. McKinney, Esq.
                 Vice President, General Counsel and Secretary
                 Indianapolis Life Insurance Company
                 2960 North Meridian Street
                 Indianapolis, Indiana  46208

                                    Copy to:

                 Stephen E. Roth, Esq.
                 Sutherland, Asbill & Brennan LLP
                 1275 Pennsylvania Avenue, N.W.
                 Washington, DC  20004-2415

E.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                 Yes [X]           No [ ]


            Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the County of Nassau and the State of New York, this 18th day of February, 1998.


(SEAL)                        Bankers Life Insurance Company of New York
                              Separate Account I
                                    (Name of Registrant)


                        By:  Bankers Life Insurance Company of New York
                                    (Name of Depositor)


                              By:   /s/ Stephen J. Shorrock
                                    -------------------------
                                       Stephen J. Shorrock
                                       President and
                                       Chief Executive Officer


ATTEST:

/s/ Lynn Wright
---------------
(Name) Lynn Wright
(Title)Executive Assistant